Exhibit 10.1

$4,500,000 Secured Loan Agreement
Dated 23 January 2020

(1)	Bistro Maritime Co. (as Borrower)
(2)	Castor Maritime Inc
Pavimar S.A.
(as Guarantors)
(3)	Chailease International Financial Services Co., Ltd. (as Lender)

Contents
Page
Section 1	Interpretation	2
1	Definitions and Interpretation	2
Section 2	The Loan	18
2	The Loan	18
3	Purpose	18
4	Conditions of Utilisation	18
Section 3	Utilisation	20
5	Advance	20
Section 4	Repayment, Prepayment and Cancellation	21
6	Repayment	21
7	Illegality, Prepayment and Cancellation	21
Section 5	Costs of Utilisation	24
8	Interest	24
9	Interest Periods	24
10	Changes to the Calculation of Interest	24
11	Fees	25
Section 6	Additional Payment Obligations	27
12	Tax Gross Up and Indemnities	27
13	Increased Costs	30
14	Other Indemnities	32
15	Mitigation by the Lender	34
16	Costs and Expenses	35
Section 7	Security, Application of Moneys and Additional Security	37
17	Security Documents, Application of Moneys and Additional Security	37
18	Guarantee and Indemnity	41
Section 8	Representations, Undertakings and Events of Default	44
19	Representations	44

20	Information Undertakings	50
21	General Undertakings	53
22	Events of Default	60
Section 9	Changes to Parties	65
23	Changes to the Lender	65
24	Changes to the Security Parties	66
Section 10	Application of Proceeds and the Lender's Business	67
25	Application of Proceeds	67
26	Conduct of Business by the Lender	68
Section 11	Administration	69
27	Payment Mechanics	69
28	Set-Off	71
29	Notices	71
30	Calculations and Certificates	73
31	Partial Invalidity	73
32	Remedies and Waivers	73
33	Confidentiality	74
34	Counterparts	76
Section 12	Governing Law and Enforcement	77
35	Governing Law	77
36	Enforcement	77
Schedule 1	Part I Conditions Precedent	79

	Part II Conditions Subsequent	83
Schedule 2	Drawdown Request	84

Loan Agreement
Dated 23 January 2020
Between:
(1)
Bistro Maritime Co., a company incorporated under the laws of The Republic of the Marshall Islands with company registration number 100558 and whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower");

(2)
Castor Maritime Inc., (company registration number 92609), a company incorporated under the laws of The Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“Guarantor A”) and Pavimar S.A. (company registration number 69889), a company incorporated under the laws of The Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“Guarantor B”, together with Guarantor A, the "Guarantors"); and

(3)
Chailease International Financial Services Co., Ltd, a company incorporated in the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickham Cays II, Road Town Tortola, VG1110, British Virgin Islands, acting through the Facility Office (the "Lender").

Preliminary
(A)	The Borrower has purchased the Vessel (as defined below) which is registered under the laws and the flag of the Republic of Marshall Islands.
(B)	The Lender has agreed to advance to the Borrower up to the Maximum Loan Amount to reimburse the Borrower for its payment of the acquisition price relating to the Vessel.
It is agreed as follows:

Section 1          Interpretation
1	Definitions and Interpretation
1.1	Definitions In this Agreement:
"Account" means the bank account opened in the name of the Borrower with the Account Bank with account number IBAN35 2012 0000 0527 8120 02 or such other account as may be agreed by the Lender.
"Account Bank" means Berenberg, Hamburg of Germany or such other bank as may be agreed by the Lender.
"Account Pledge Agreement" means the account pledge agreement referred to in Clause 17.1.5 (Security Documents).
"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).
"Approved Shipbrokers" means Arrow Ship Broker, Braemar ACM, Clarkson, Howe Robinson Partners and any other independent firm of ship brokers which is mutually acceptable to the Lender and the Borrower and "Approved Shipbroker" means any one of them.
"Assignment" means the form of assignment referred to in Clause 17.1.2 (Security Documents).
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including 10 February 2020, or such later date as the Lender may in its sole discretion agree.
"Break Costs" means the amount (if any) by which:
(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the

Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in
(a)	for the purpose of determining the interest rate to be applied, London;
(b)	if any payment is to be made under a Finance Document on such day, New York, Taipei, Berlin, Athens and Singapore;
(c)	for the purposes of determining the Drawdown Date, New York, Taipei, Berlin, Athens and Singapore; and
(d)	for all other purposes of this Agreement, Taipei and Singapore.
"Cash Collateral" means a cash balance in an amount equal to $400,000.
"Charged Property" means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.
"Charter" means any time charter, contract of affreightment, consecutive voyage charter or other contract of employment in connection with the Vessel on the terms and subject to the conditions of which the Borrower will charter the Vessel to a charterer entered into by the Borrower (in whatever capacity).
"Code" means the US Internal Revenue Code of 1986.
"Confidential Information" means all information relating to any Security Party, any other member of the Group, the Finance Documents or the Loan of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Loan from any Security Party, any other member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 33 (Confidentiality); or
(b)	is identified in writing at the time of delivery as non-confidential by any Security Party, any other member of the Group or any of its advisers; or
(c)
is known by the Lender before the date the information is disclosed to it by any Security Party, any other member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Security Party or any other member of the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Delegate" means any delegate, agent or attorney or co-trustee appointed by the Lender as holder of any of the Security Documents.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.
"Drawdown Date" means the date on which the Loan is advanced under Clause 5 (Advance).
"Drawdown Request" means a notice substantially in the form set out in Schedule 2 (Drawdown Request).
"Earnings" means all hires, freights, passage moneys, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any Charter or any other contract for the operation, employment or use of the Vessel.
"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:
(a)	any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel;
(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Security Party and/or any operator or manager of the Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any Security Party and/or any operator or manager of the Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Facility Office" means the office of the Lender notified by the Lender to the Borrower in writing on or before the Drawdown Date as the office through which it will perform its obligations under this Agreement.

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Lender and the Borrower setting out any of the fees referred to in Clause 11 (Fees).
"Finance Documents" means this Agreement, the Security Documents, any Drawdown Request, the Fee Letter and any other document designated as such by the Lender and the Borrower and "Finance Document" means any one of them.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Security Party or a member of the Group which liability would fall within one of the other sections of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;
(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).
"GAAP" means generally accepted accounting principles of the U.S. Securities and Exchange Commission of the United States of America, including IFRS.
"Group" means Guarantor A and each of the Subsidiaries for the time being and Guarantor B.
"Guarantee" means the guarantee and indemnity of the Guarantors contained in Clause 18 (Guarantee and Indemnity) and referred to in Clause 17.1.4 (Security Documents).
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.
“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.
"Interest Payment Date" means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).
"Interest Period" means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Interpolated Screen Rate" means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11.00 a.m. on the Quotation Day for dollars.
"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.
"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
"ISPS Code" means the International Ship and Port Facility Security Code.
"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Legal Opinion" means any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent) or Clause 4.3 (Conditions subsequent).
"Legal Reservations" means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of English stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
“Lender’s Account” means the following account or any other account as nominated by the Lender from time to time:
Beneficiary’s Name:	Chailease International Financial Services Co., Ltd.
Beneficiary’s Bank:	BANK OF TAIWAN, TAIPEI BRANCH（through Citibank, N.A., New York Swift Code：CITIUS33）
Bank’s Address (SWIFT CODE):	BKTWTWTP238
Beneficiary’s A/C No. :	069007067291
Ref:	Castor
"LIBOR" means:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate, as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 of the United Kingdom.
"Loan" means the aggregate amount advanced or to be advanced by the Lender to the Borrower under Clause 2 (The Loan) or, where the context permits, the principal amount advanced and for the time being outstanding.
"Managers" means Guarantor B or such commercial and/or technical managers of the Vessel nominated by the Borrower as the Lender may approve in writing (such consent not to be unreasonably withheld or delayed).
"Managers' Undertakings" means the written undertakings of the Managers whereby, throughout the Facility Period unless otherwise agreed by the Lender:
(a)	they will remain the commercial or technical managers of the Vessel (as the case may be);
(b)	they will not, without the prior written consent of the Lender, subcontract or delegate the commercial or technical management of the Vessel (as the case may be) to any third party;
(c)	the interests of the Managers in the Insurances will be assigned to the Lender with first priority; and
(d)	all claims of the Managers against the Borrower shall be subordinated to the claims of the Lender under the Finance Documents.
"Margin" means four point five per cent (4.5%) per annum.

"Market Value" means, the then value of the Vessel or any other vessel over which additional security has been created or which is being offered as additional security in accordance with Clause 18.9 (Additional Security) conclusively determined by the valuation from an Approved Shipbroker (appointed by the Borrower, at the cost of the Borrower) on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of the Vessel addressed to the Lender certifying the value for the Vessel (being the "First Valuation") provided that if the Borrower do not agree to the First Valuation, the Borrowers may obtain a second valuation from another Approved Shipbroker selected by the Borrower and appointed by the Borrower (the cost of which shall be borne by the Borrower) on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a current valuation of the Vessel addressed to the Lender certifying a value for Vessel (being the "Second Valuation") and such cases where a Second Valuation is obtained, the average of the First Valuation and the Second Valuation will represent the then value of the Vessel.
"Material Adverse Effect" means in the reasonable opinion of the Lender a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Security Party or the Group taken as a whole; or
(b)	the ability of any Security Party to perform its obligations under any Finance Document; or
(c)
the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Maximum Loan Amount" means US$4,500,000.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)
(subject to Clauses 9.2 and 9.3 (Interest Periods)) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

"Mortgage" means the first preferred Marshall Islands mortgage referred to in Clause 17.1.1 (Security Documents).

"Mortgagees' Insurances" means all policies and contracts of mortgagees' interest insurances and mortgagees' additional perils (oil pollution) insurance from time to time taken out by the Lender.
"Original Financial Statements" means:
(a)	in relation to Guarantor A, the audited consolidated (and unconsolidated, if available) financial statements for the financial year ended 31 December 2018; and
(b)	in relation to Guarantor B, the certified unconsolidated (and consolidated, if available) financial statements for the financial year ended 31 December 2018.
"Original Jurisdiction" means, in relation to a Security Party, the jurisdiction under whose laws that Security Party is incorporated as at the date of this Agreement.
"Party" means a party to this Agreement.
"Permitted Encumbrance" means:
(a)	any Encumbrance created or to be created in accordance with the Security Documents;
(b)	any Encumbrance which has the prior written approval of the Lender;
(c)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by a Security Party;
(d)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;
(e)	liens for salvage ; or
(f)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps).

"Permitted Transaction" means:
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Encumbrance given, or other transaction arising, under the Finance Documents; or
(b)
transactions (other than (i) any sale, lease, license, transfer or other disposal of the Charged Property (or any part thereof) and (ii) the granting or creation of any Encumbrance in respect of the Charged Property (or any part thereof) conducted in the ordinary course of business on arm's length terms; or

(c)	otherwise with the prior written consent of the Lender (acting reasonably).

"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Documents" means the Finance Documents, any Charter and each Security Party's constitutional documents.
"Relevant Interbank Market" means the London interbank market.
"Relevant Jurisdiction" means, in relation to a Security Party:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Repayment Date" means each date for payment of a Repayment Instalment in accordance with Clause 6 (Repayment).
"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrower under Clause 6 (Repayment).
"Repeating Representations" means each of the representations set out in Clause 19.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)
imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council, the United States of America, the Republic of the Marshall Islands or the Republic of China, whether or not any Security Party, any other member of the Group or any Affiliate is legally bound to comply with the foregoing; or

(b)
otherwise imposed by any law or regulation by which any Security Party, any other member of the Group or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party, any other member of the Group or any Affiliate of any of them.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or the service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Screen Rate Replacement Event" means, in relation to a Screen Rate:
(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrower materially changed;
(b)	any of the following applies:
(i)	either:
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(c)
the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or
(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the period of ten (10) Business Days; or
(d)	in the opinion of the Lender and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Secured Parties" means the Lender and any Receiver or Delegate.
"Security Documents" means the Account Pledge Agreement, the Guarantee, the Mortgage, the Assignment, the Share Charge, the Manager's Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.
"Security Parties" means the Borrower, the Guarantors and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.
"Share Charge" means the first priority charge over the shares of the Borrower entered into by Guarantor A referred to at Clause 17.1.3 (Security Documents).
"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Date" means in respect of the Loan, 60 Months from the Drawdown Date.

"Total Loss" means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or
(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or
(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b)), unless the Vessel is released and returned to the possession of the Borrower within thirty (30) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"Unpaid Sum" means any sum due and payable but unpaid by any Security Party under the Finance Documents.
"US" means the United States of America.
"US Tax Security Provider" means:
(a)	a Security Party which is resident for tax purposes in the US; or
(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Vessel" means the vessel set out below and everything now or in the future belonging to her on board and ashore, currently registered under the laws and flag of The Republic of Marshall Islands in the ownership of the Borrower or such other flag approved pursuant to Clause 21.30 (Registration of the Vessel):
Name	IMO / Official No.
"MAGIC SUN”	9215933 / 8630

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:
1.2.1
the "Lender", the "Borrower", any "Secured Party", "Account Bank" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

1.2.2	"assets" includes present and future properties, revenues and rights of every description;
1.2.3	a "Finance Document", a "Security Document", a "Relevant Document" or any other agreement or instrument is a reference to that Finance

Document, Security Document, Relevant Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;
1.2.4
"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.5	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
1.2.6
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

1.2.7
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.8	a provision of law is a reference to that provision as amended or re-enacted from time to time;
1.2.9	a time of day (unless otherwise specified) is a reference to Taipei time; and
1.2.10
the determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.
1.4
Defined terms   Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
1.6	Currency symbols and definitions "$", "USD" and "dollars" denote the lawful currency of the United States of America.
1.7	Third party rights
1.7.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties)

Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.
1.7.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.7.3	Any Receiver or Delegate may, subject to this Clause and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
1.8
Offer letter   This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or the Guarantors or their respective representatives before the date of this Agreement.

Section 2          The Loan
2	The Loan
Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a term loan in a single drawdown not exceeding the Maximum Loan Amount.
3	Purpose
3.1	Purpose The Borrower shall apply the Loan for the purposes referred to in Preliminary (B).
3.2	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	Conditions of Utilisation
4.1	Initial conditions precedent
The Lender will only be obliged to comply with Clause 5.3 (Lender's compliance with a Drawdown Request) in relation to the advance of the Loan if on or before the Drawdown Date, the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender.  The Lender shall notify the Borrower promptly upon being so satisfied.
4.2	Further conditions precedent
4.2.1	The Lender will only be obliged to advance the Loan if on the date of the Drawdown Request and on the proposed Drawdown Date:
(a)	no Default is continuing or would result from the advance of the Loan;
(b)	the representations made by the Borrower and the Guarantors under Clause 19 (Representations) are true; and
(c)	no Material Adverse Effect has occurred.
4.2.2	The Lender will only be obliged to advance the Loan if the amount thereof is not more than the Maximum Loan Amount.
4.3
Conditions subsequent   The Borrower undertakes to deliver or to cause to be delivered to the Lender the additional documents and other evidence listed in Part II of Schedule 1 (Conditions Subsequent) within the time limits specified therein unless otherwise specified or agreed by the Lender.

4.4
No waiver   If the Lender in its sole discretion agrees to advance the Loan to the Borrower before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender.

The advance of all or any part of the Loan under this Clause 4.4 shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).
4.5	Form and content All documents and evidence delivered to the Lender under this Clause shall:
4.5.1	be in form and substance acceptable to the Lender; and
4.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

Section 3          Utilisation
5	Advance
5.1
Delivery of the Drawdown Request   The Borrower may request the Loan to be advanced in a single drawdown (unless the Lender agrees otherwise in writing) by delivery to the Lender of a duly completed Drawdown Request not more than ten and not fewer than three Business Days before the proposed Drawdown Date.

5.2	Completion of a Drawdown Request A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:
5.2.1	it is signed by an authorised signatory of the Borrower;
5.2.2	the proposed Drawdown Date is a Business Day within the Availability Period; and
5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3
Lender's compliance with the Drawdown Request   Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), the Lender shall comply with a Drawdown Request by advancing the Loan through the Facility Office.

5.4	Cancellation of undrawn amount The availability of the Loan shall be cancelled at the end of the Availability Period to the extent that it is undrawn at that time.

Section 4          Repayment, Prepayment and Cancellation
6	Repayment
6.1
Repayment of Loan   The Borrower agrees to repay the Loan to the Lender by twenty (20) consecutive quarterly instalments, with the first instalment in the amount equal to one hundred and fifty thousand dollars ($150,000) and the final  instalment in the amount equal to one million and six hundred and fifty thousand dollars ($1,650,000). The first instalment of the Loan shall fall due on the date which is three Months after the Drawdown Date and subsequent instalments shall fall due at consecutive intervals of three calendar Months thereafter, with the final instalment falling due on the Termination Date.

6.2
Reduction of Repayment Instalments   If the aggregate amount advanced to the Borrower is less than the Maximum Loan Amount, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

6.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.
6.4	Termination Date Any Indebtedness then outstanding on the Termination Date shall be paid by the Borrower to the Lender on that date.
7	Illegality, Prepayment and Cancellation
7.1
Illegality   If in any applicable jurisdiction it becomes unlawful (other than by reason of Sanctions) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

7.1.1	the Lender shall promptly notify the Borrower upon becoming aware of that event;
7.1.2	upon the Lender notifying the Borrower, the availability of the Loan will be immediately cancelled; and
7.1.3
the Borrower shall repay the Loan on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan The Borrower may prepay in whole or any part of the Loan subject as follows:
7.2.1	they give the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice;
7.2.2
(if the date of prepayment falls before the second anniversary from the Utilisation Date) they pay to the Lender, in addition to the amount prepaid, a fee of an amount equal to one point zero per cent (1.0%) of the amount prepaid, which fee shall be paid on the date of the prepayment, together with any Indebtedness then outstanding;

7.2.3	the Loan may only be prepaid after the last day of the Availability Period; and

7.2.4	any prepayment under this Clause 7.2 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) in inverse order of maturity.
7.3	Right of cancellation and prepayment
7.3.1	If:
(a)	any sum payable to the Lender by the Borrower is required to be increased under Clause 12.2.2 (Tax gross-up); or
(b)	the Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, while the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Loan and its intention to procure the repayment of the Loan.
7.3.2
On the last day of the Interest Period which ends after the Borrower has given notice under Clause 7.3.1 (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay the Loan together with all interest and other amounts accrued under the Finance Documents.

7.4
Mandatory prepayment on sale or Total Loss   If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or on the earlier of the date falling 30 days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, make a prepayment of the Loan in full together with any other Indebtedness then outstanding.

7.5	Change of control If at any time during the Facility Period, in each case, without the Lender's prior written consent:
7.5.1	there is any change in the direct ownership or control of the Borrower from that advised to the Lender by the Borrower on or around the date of this Agreement;
7.5.2	there is any change in the direct or indirect ownership or control of Guarantor B from that advised to the Lender by the Borrower or Guarantor B on or around the date of this Agreement; or
7.5.3	there is any change in the direct or indirect ownership of Guarantor A resulting in Petros Panagiotidis ceasing to be the largest controlling shareholder of Guarantor A, the Borrower shall immediately, in any event no later than three (3) Business Days of the Lender's written demand, make a prepayment of the Loan in full together with any other Indebtedness then outstanding.
7.6
Restrictions   Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 7.2.2 (Voluntary prepayment of Loan) and Clause 7.4 (Mandatory prepayment on sale or Total Loss), without premium or penalty.
The Borrower shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.
No amount of the Loan cancelled under this Agreement may be subsequently reinstated.
Unless otherwise specified herein, any prepayment under this Clause 7 shall satisfy the Borrower's obligations under Clause 6.1 (Repayment of Loan) against the remaining Repayment Instalments in inverse order of maturity.

Section 5          Costs of Utilisation
8	Interest
8.1	Calculation of interest The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
8.1.1	Margin; and
8.1.2	LIBOR.
8.2
Payment of interest   The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at intervals of three Months after the first day of the Interest Period).

8.3
Default interest   If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notification of rates of interest The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.
9	Interest Periods
9.1	Interest Periods Subject to Clause 9.3, each Interest Period for the Loan shall be of three (3) Months duration.
9.2
Interest Periods to meet Repayment Dates   If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.3
Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest
10.1
Market disruption   If a Market Disruption Event occurs for any Interest Period, then the rate of interest on the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.1.1	the Margin; and

10.1.2
the rate notified to the Borrower by the Lender as soon as practicable, and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

In this Agreement "Market Disruption Event" means:
(a)
before close of business in London on the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost to it of funding the Loan from whatever source it may reasonably select would be in excess of LIBOR; or

(b)	the occurrence of a Screen Rate Replacement Event.
10.2	Alternative basis of interest or funding
10.2.1
If a Market Disruption Event occurs and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2.2	Any alternative basis agreed pursuant to Clause 10.2.1 shall be binding on all Parties.
10.2.3
If an alternative basis is not agreed pursuant to Clause 10.2.1, the rate of interest shall continue to be determined in accordance with Clause 10.1 and the Lender shall be entitled (but is under no obligation) to, by not less than three Business Days’ notice to the Borrower, declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon the Borrower shall prepay the Loan in full on or before the date falling three (3) Business Days from the date on which the Lender notifies the Borrower under this paragraph.

10.3
Break Costs   The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11	Fees
11.1	Facility fee The Borrower shall pay to the Lender a facility fee of 1.00% of the Maximum Loan Amount which is $45,000 at the times agreed in the Fee Letter.

11.2	Commitment Fee The Borrower shall pay to the Lender a fee computed at the rate of 0.50% per cent per annum on the undrawn amount of the Loan for the Availability Period.
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period, on the Utilisation Date and (on the cancelled amount of the Loan) at the time the cancellation is effective.

Section 6          Additional Payment Obligations
12	Tax Gross Up and Indemnities
12.1	Definitions In this Agreement:
"Protected Party" means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by a Security Party to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
12.2
Tax gross-up   The Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.1
the Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrower and any such other Security Party on becoming so aware in respect of a payment payable to the Lender;

12.2.2
if a Tax Deduction is required by law to be made by the Borrower or any other Security Party, the amount of the payment due from the Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

12.2.3
if the Borrower or any other Security Party is required to make a Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

12.2.4
within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority; and

12.2.5
the Lender and the Borrower shall cooperate (and the Borrower shall procure that each other Security Party cooperates) in completing any procedural formalities necessary for a Security Party to obtain authorisation to make that payment without making a Tax Deduction.

12.3	Tax indemnity
12.3.1
The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:
(a)	with respect to any Tax assessed on the Lender:
(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(ii)	under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);
(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2 (Tax gross-up) applied; or
(iii)	relates to a FATCA Deduction required to be made by a Party.
12.3.3	If the Lender makes or intends to make a claim under Clause 12.3.1 as a Protected Party, the Lender shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
12.4
Stamp taxes   The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	Indirect Tax
12.5.1
All amounts expressed to be payable under a Finance Document by any Party or any Security Party to the Lender which (in whole or in part) constitute the consideration for any supply for Indirect Tax purposes are deemed to be exclusive of any Indirect Tax which is chargeable on that supply, and accordingly, subject to Clause 12.5.2, if Indirect Tax is or becomes chargeable on any supply made by the Lender to any Party or any Security Party under a Finance Document and the Lender is required to account to the relevant tax authority for the Indirect Tax, that Party or Security Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the Indirect Tax (and the Lender must promptly provide an appropriate Indirect Tax invoice to the Borrower).
12.5.2
If Indirect Tax is or becomes chargeable on any supply made by the Lender (the "Supplier") to any other Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the Indirect Tax.  The Recipient must (where this Clause 12.5.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the Indirect Tax chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that Indirect Tax.

12.5.3
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

12.5.4
In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's Indirect Tax registration and such other information as is reasonably requested in connection with the Lender's Indirect Tax reporting requirements in relation to such supply.

12.6	FATCA information
12.6.1	Subject to Clause 12.6.3, each Party shall, within ten Business Days of a reasonable request by another Party:
(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or
(ii)	not a FATCA Exempt Party;
(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.6.2
If a Party confirms to another Party pursuant to Clause 12.6.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.6.3	Clause 12.6.1 shall not oblige the Lender to do anything, and Clause 12.6.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(a)	any law or regulation;
(b)	any fiduciary duty; or
(c)	any duty of confidentiality.
12.6.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.6.1(a) or 12.6.1(b) (including, for the avoidance of doubt, where Clause 12.6.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7	FATCA Deduction
12.7.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.7.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13	Increased Costs
13.1
Increased costs   Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III, CRR or CRD IV or any other law or regulation which implements Basel III, CRR or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of the Lender's Affiliates).
In this Agreement:
(a)	"Basel III" means:
(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(b)
"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated.

(c)	"CRR" means
(i)
Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation EU No 648/2012, as amended, supplemented or restated; and

(ii)	any other law or regulation which implements Basel III.
(d)	"Increased Costs" means:
(i)	a reduction in the rate of return from the Loan or on the Lender's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
13.2.1	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) the Lender shall promptly notify the Borrower of the event giving rise to the claim.
13.2.2	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
13.3.1	attributable to a Tax Deduction required by law to be made by the Borrower;
13.3.2	attributable to a FATCA Deduction required to be made by a Party;
13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);
13.3.4	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation; or
13.3.5
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).

In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).
14	Other Indemnities
14.1
Currency indemnity   If any sum due from the Borrower or any Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

14.1.1	making or filing a claim or proof against the Borrower or such Guarantor (as the case may be), or
14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower or such Guarantor (as the case may be) shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.
The Borrower and each Guarantor each waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
14.2.1	The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	the occurrence of any Event of Default;
(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;
(c)
funding, or making arrangements to fund, the Loan following delivery by the Borrower of the Drawdown Request but the Loan not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.2.2
The Borrower shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each such person for the purposes of this Clause 14.2 an "Indemnified Person") against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.  Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this Clause 14.2 subject to Clause 1.7 (Third party rights) and the provisions of the Third Parties Act.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:
(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(b)	in connection with any Environmental Claim.

14.2.4	The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
14.2.5	The Borrower shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(a)	any failure by the Borrower to comply with their obligations under Clause 16 (Costs and Expenses);
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(c)	the taking, holding, protection or enforcement of the Security Documents;
(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(e)	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
(f)
acting as holder of any of the Security Documents, Receiver or Delegate or otherwise relating to any of the Charged Property (otherwise, in each case, than by reason of the relevant Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

14.3	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

14.4
Mortgagees' Insurance   The Borrower shall from time to time within five Business Days of demand reimburse and indemnify the Lender for all reasonable costs, premiums and expense paid or incurred by the Lender in connection with any Mortgagees' Insurances.

15	Mitigation by the Lender
15.1
Mitigation   The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in all or any part of the Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.  The above does not in any way limit the obligations of any Security Party under the Finance Documents.
15.2
Limitation of liability   The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).  The Lender is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses
16.1
Transaction expenses   The Borrower shall promptly on demand pay the Lender and any Receiver or Delegate the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;
16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;
16.1.3
any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.
16.2
Amendment costs   If (a) a Security Party requests an amendment, waiver or consent or (b) an amendment is required under Clause 27.7 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender and any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

16.3
Lender's management time and additional remuneration Any amount payable to the Lender under Clause 14.2.4 or Clause 14.2.5 (Other indemnities) or under this Clause 16 shall include the cost of utilising the management time or other resources of the Lender and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower, and is in addition to any other fee paid or payable to the Lender.

16.4
Enforcement and preservation costs   The Borrower shall, within three Business Days of demand, pay to the Lender and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by the Lender and that other Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Charged Property and any proceedings instituted by or against the Lender as a consequence of entering into a Finance Document, taking or holding the Charged Property or enforcing those rights including (without limitation) any losses, costs and expenses which the Lender or that other Secured Party may from time to time sustain, incur or become liable for by reason of the Lender or that other Secured Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of the Lender or that other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.
16.5
Other costs   The Borrower shall, within three Business Days of demand, pay to the Lender and each other Secured Party the amount of all sums which the Lender or that other Secured Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender or that other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender or that other Secured Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Lender or that other Secured Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

Section 7          Security, Application of Moneys and Additional Security
17	Security Documents, Application of Moneys and Additional Security
17.1
Security Documents   As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require, on the date of this Agreement:

17.1.1	a first preferred Marshall Islands mortgage over the Vessel;
17.1.2	a first priority deed of assignment of the Earnings, Insurances, Requisition Compensation and any Charter of the Vessel;
17.1.3	a first priority assignment of Insurances from the Managers contained in the Managers' Undertakings;
17.1.4	guarantee and indemnity from the Guarantors contained in this Agreement;
17.1.5	a first priority account pledge agreement in respect of all amounts from time to time standing to the credit of the Account; and
17.1.6	a first priority charge of all of the issued shares in the Borrower from Guarantor A.
17.2
Accounts   The Borrower shall maintain the Account with the Account Bank for the duration of the Facility Period free of Encumbrances (other than a Permitted Encumbrance) and rights of set off other than those created by or under the Finance Documents, and the Borrower shall not maintain any other account in its own name.

17.3	Earnings
17.3.1	The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Account.
17.3.2
The Borrower shall procure that on the Drawdown Date, the Lender’s Account is credited with the Cash Collateral. The Borrower shall, from the first anniversary of the Drawdown Date, be entitled to withdraw up to US$200,000 in aggregate provided no Default has occurred.

17.4	Application of Account The Borrower shall procure that there is transferred from its Account to the Lender in respect of the Loan:
17.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and
17.4.2	on each Interest Payment Date, the amount of interest then due, and the Borrower irrevocably authorises the Lender to instruct the Account Bank to make the above transfers.
17.5	Borrower's obligations not affected If for any reason the amount standing to the credit of the Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.
17.6
Release of surplus   Any amount remaining to the credit of the Account following the making of any transfer required by Clause 17.4 (Application of Account) shall (unless a Default is continuing) be released to or to the order of the Borrower.

17.7
Restriction on withdrawal   During the Facility Period no sum may be withdrawn from the Account without the prior written consent of the Lender except in accordance with Clause 17.6. The account shall not be overdrawn.

17.8
Relocation of Accounts   At any time following the occurrence and during the continuation of a Default, the Lender may without the consent of the Borrower instruct the Account Bank to relocate the Account to any other branch of the Account Bank, without prejudice to the continued application of this Clause 17 and the rights of the Lender under the Finance Documents.

17.9
Access to information   The Borrower agrees that the Lender (and its nominees) may from time to time during the Facility Period review the records held by the Account Bank (whether in written or electronic form) in relation to the Account, and irrevocably waive any right of confidentiality which may exist in relation to those records.

17.10
Statements   Without prejudice to the rights of the Lender under Clause 17.9 (Access to information), the Borrower shall procure that the Account Bank provides to the Lender, no less frequently than each calendar month during the Facility Period, statements of account (in written or electronic form) showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

17.11
Application after acceleration   From and after the giving of notice to the Borrower by the Lender under Clause 22.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of the Account are immediately transferred to the Lender or any Receiver or Delegate and the Borrower irrevocably authorises the Lender or any Receiver or Delegate to instruct the Account Bank to make those transfers and the Account Bank to make those transfers as so instructed.

17.12
Application of moneys on sale or Total Loss   The Borrower irrevocably authorises the Lender to apply such sums which either of them may receive pursuant to a sale of the Vessel or a Total Loss in or towards satisfaction of the prepayment and other payments due and payable by virtue of that sale or Total Loss under Clause 7.4 (Mandatory prepayment on sale or Total Loss), but the Borrower's obligation to make that prepayment and other payments required by Clause 7.4 (Mandatory prepayment on sale or Total Loss) shall not be affected if those sums are insufficient to satisfy that obligation and in such circumstances the sums received by the Lender pursuant to a sale by the Borrower of the Vessel or a Total Loss of the Vessel shall be applied in the manner set out in Clause 17.13 (Application of moneys by Lender) unless the Borrower separately pays the amount of the shortfall to the Lenders.

17.13
Application of moneys by Lender   Subject to the terms of Clause 17.12 (Application of moneys on sale or Total Loss) and the terms of any loss payable clause agreed under any Assignment, the Borrower irrevocably authorises the Lender, or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

17.13.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or
17.13.2	by way of payment of any sum in respect of the Insurances or Requisition Compensation; or
17.13.3	by way of transfer from the Account; or
17.13.4	otherwise under or in connection with any Security Document, in or towards satisfaction of the Indebtedness in the following order:
17.13.5
first, any unpaid fees, costs, expenses and default interest due to the Lender and any Receiver or Delegate under all or any of the Finance Documents, such application to be apportioned between the Lender and any Receiver or Delegate pro rata to the aggregate amount of such items due to each of them;

17.13.6	second, any other accrued but unpaid interest due to the Lender under this Agreement;
17.13.7	third, any principal of the Loan due and payable but unpaid under this Agreement; and
17.13.8	fourth, any other sum due and payable to the Lender but unpaid under all or any of the Finance Documents;
Provided that the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.
17.14
Retention on account   Moneys to be applied by the Lender or any Receiver or Delegate under Clause 17.13 (Application of moneys by Lender) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Lender or any Receiver or Delegate may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Lender or such Receiver or Delegate may from time to time determine with a view to preserving the rights of the Secured Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrower or any of them or any other person liable.

17.15	VTL Coverage
17.15.1
If at any time the aggregate of (a) the Market Value of the Vessel and (b) the value of any additional security (such value to be (i) the face amount of the deposit (including, for the avoidance of doubt, the Cash Collateral) (in the case of cash), (ii) determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets other than a vessel), (iii) the Market Value of a vessel (in the case of a vessel), and (iv) determined by the Lender (in all other cases)) for the time being provided to the Lender under this Clause 17.15 is less than 120% of the amount of the Loan then outstanding (the "VTL Coverage"), the Borrower shall, within 30 days of the Lender's request, at the Borrower's option:

(a)	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or
(b)	give to the Lender other additional security in amount and form acceptable to the Lender for a value determined in accordance with the first part of this Clause 17.15.1; or
(c)	prepay the Loan in the amount of the shortfall.
17.15.2	Clauses 6.3 (Reborrowing), 7.2 (Voluntary prepayment of Loan) and 7.6 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.15.
17.15.3
While the Borrower is in breach of the obligations arising from the Lender's request under this Clause 17.15, the Borrower shall, if so demanded by the Lender, compensate the Lender for the increased risk in relation to the Loan by paying interest on the Loan at a rate calculated in accordance with Clause 8.3 (Default interest) as if the whole of the outstanding Loan were an overdue amount.  Any such interest shall accrue in accordance with Clause 30.3 (Day count convention) and be payable by the Borrower in accordance with Clause 8.2 (Payment of interest) and shall be without prejudice to any other right or remedy the Lender may have under Clause 13 (Increased Costs) or Clause 22 (Events of Default).

17.16	Provision of valuations
17.16.1	The Lender shall be entitled to obtain a valuation in evidence of a Market Value for the purpose of testing compliance with Clause 17.15 (VTL Coverage):
(a)	annually on 31 December (in the case of the Vessel); and
(b)	annually from the date a vessel (other than the Vessel) is provided as additional security (in the case of a vessel other than the Vessel).
17.16.2
Additionally, the Borrower, at the reasonable request of the Lender, shall obtain a valuation in evidence of a Market Value for the purpose of Clause 17.15 (VTL Coverage) and each such valuation obtained shall be at the expense of the Lender except where such valuation shows that the Borrower is not in compliance with the VTL Coverage.

17.16.3	The Lender may at any time after a Default has occurred and is continuing obtain a valuation in evidence of a Market Value.
17.16.4
All valuations referred to in this Clause 17.16, except where specified in Clause 17.16.2, and all valuations to be obtained pursuant to Clause 4 (Conditions of Utilisation) shall be obtained at the cost and expense of the Borrower and the Borrower shall within three Business Days of demand by the Lender pay to the Lender the amount of all such costs and expenses.

18	Guarantee and Indemnity
18.1	Guarantee and indemnity The Guarantors, on a joint and several basis, irrevocably and unconditionally:
18.1.1	guarantees to the Lender punctual performance by each other Security Party of all that Security Party's obligations under the Finance Documents;
18.1.2
undertakes with the Lender Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document, the Guarantors shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.3
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Guarantors under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2
Continuing Guarantee   This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3
Reinstatement   If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4
Waiver of defences   The obligations of the Guarantors under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18.4, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

18.4.1	any time, waiver or consent granted to, or composition with, any Security Party or other person;
18.4.2	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party or any other member of the Group;
18.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;
18.4.5
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

18.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
18.4.7	any insolvency or similar proceedings.
18.5
Guarantor intent   Without prejudice to the generality of Clause 18.4 (Waiver of defences), the Guarantors expressly confirm that they intend that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6
Immediate recourse   The Guarantors waive any right they may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7
Appropriations   Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

18.7.1
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no  Guarantor shall be entitled to the benefit of the same; and

18.7.2	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of that Guarantor's liability under this Clause 18.
18.8
Deferral of Guarantors' rights   Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantors will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

18.8.1	to be indemnified by a Security Party;
18.8.2	to claim any contribution from any other guarantor of any Security Party's obligations under the Finance Documents;
18.8.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

18.8.4
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Guarantors have given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

18.8.5	to exercise any right of set-off against any Security Party; and/or
18.8.6	to claim or prove as a creditor of any Security Party in competition with the Lender.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment mechanics).
18.9	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

Section 8          Representations, Undertakings and Events of Default
19	Representations
19.1	Representations The Borrower and the Guarantors each makes the representations and warranties set out in this Clause 19 to the Lender.
19.1.1	Status
(a)
Each of the Security Parties (other than Guarantor A) is a private limited company, duly incorporated, validly existing and in good standing (where relevant) under the law of its jurisdiction of incorporation;

(b)	Guarantor A is a public company, duly incorporated, validly existing and in good standing (where relevant) under the law of its jurisdiction of incorporation and is trading on NASDAQ and NOTC; and
(c)	Each of the Security Parties has the power to own its assets and carry on its business as it is being conducted.
19.1.2	Binding obligations Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by each of the Security Parties in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and
(b)
(without limiting the generality of Clause 19.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.1.3
Non-conflict with other obligations   The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents and the granting of the Charged Property do not and will not conflict with:

(a)	any law or regulation applicable to such Security Party;
(b)	the constitutional documents of such Security Party; or
(c)
any agreement or instrument binding upon such Security Party or any of such Security Party's assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.1.4	Power and authority
(a)
Each of the Security Parties has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Security Party will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.5	Validity and admissibility in evidence All Authorisations required or desirable:
(a)
to enable each of the Security Parties lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions Subsequent).
19.1.6	Governing law and enforcement
(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.
(b)
Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

19.1.7
Insolvency   No corporate action, legal proceeding or other procedure or step described in Clause 22.1.7 (Insolvency proceedings) or creditors' process described in Clause 22.1.8 (Creditors' process) has been taken or  has occurred or, to the knowledge of the Borrower or any Guarantor, threatened in relation to a Security Party or any other member of the Group; and none of the circumstances described in Clause 22.1.6 (Insolvency) applies to a Security Party or any other member of the Group.

19.1.8
No filing or stamp taxes   Under the laws of the Relevant Jurisdictions of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.1.9
Deduction of Tax   None of the Security Parties is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to the Lender.

19.1.10	No default
(a)
No Event of Default and, on the date of this Agreement and the Drawdown Date, no Default is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or any other member of the Group or to which its assets are subject.

19.1.11	No misleading information Save as disclosed in writing to the Lender prior to the date of this Agreement:
(a)
all material information provided to the Lender by or on behalf of any of the Security Parties or any other member of the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)
all other written information provided by any of the Security Parties or any other member of the Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.12	Financial statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	The audited Original Financial Statements fairly present each Security Party's and the Group's financial condition and results of operations during the relevant financial year.
(c)
There has been no material adverse change in any Security Party's assets, business or financial condition (or the assets, business or consolidated financial condition of the Group since the date of the Original Financial Statements.

(d)	Each Security Party's most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):
(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	fairly present its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(e)
Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Security Parties.

19.1.13	No proceedings
(a)
No litigation, arbitration or administrative proceedings or investigation of or before any court, arbitral body, arbitral tribunal or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any of the Security Providers or any other member of the Group.

(b)
No judgment or order of a court, arbitral body, arbitral tribunal or agency or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against any of the Security Providers or any other member of the Group.

19.1.14	No breach of laws None of the Security Parties or any other member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
19.1.15	Environmental laws
(a)
Each of the Security Parties and each other member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Security Parties or any other member of the Group where that claim has or is reasonably likely, if determined against that Security Party or any other member of the Group, to have a Material Adverse Effect.

19.1.16	Taxation
(a)	None of the Security Parties nor or any other member of the Group is materially overdue in the filing of any Tax returns or is overdue in the payment of any amounts in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Security Parties or any other member of the Group with respect to Taxes.
(c)	Each of the Security Parties (other than Guarantor B) is resident for Tax purposes only in its Original Jurisdiction.
(d)	Guarantor B is resident for Tax purposes in its Original Jurisdiction and in Greece.
19.1.17
Anti-corruption law   Each of the Security Parties and each other member of the Group and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.1.18	No Encumbrance or Financial Indebtedness
(a)	No Encumbrance or Quasi-Security exists over all or any of the present or future assets of any of the Security Parties which is expressed or intended to be subject to the Security Documents.
(b)	The Borrower does not have any Financial Indebtedness outstanding other than as permitted by this Agreement.
19.1.19
Pari passu ranking   The payment obligations of each of the Security Parties under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.20	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Security Parties:
(i)	in order to enable the Lender to enforce its rights under any Finance Document; or
(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Security Parties.
(b)
The Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Security Parties by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.21
Disclosure of material facts   No Security Party is aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have changed the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.
19.1.22
Completeness of Relevant Documents   The copies of any Relevant Documents provided or to be provided by the Borrower to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.  There is no dispute under any of the Relevant Documents as between the parties to any such document.

19.1.23	No Immunity No Security Party or any of its assets is immune to any legal action or proceeding.
19.1.24
Money laundering   Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive ((EU) 2015/849) of the European Parliament and of the Council of the European Communities.

19.1.25	Sanctions As regards Sanctions:
(a)
None of the Security Parties, any other member of the Group or any Affiliate of any of them is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person.

(b)
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Each of the Security Parties and each other member of the Group and each Affiliate of any of them is in compliance with all Sanctions.
19.1.26	Valuations
(a)
All information supplied by an Security Provider or (with an Security Provider’s knowledge) on its behalf to an Approved Shipbroker for the purposes of a valuation in evidence of a Market Value in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	No Security Provider has omitted to supply any information to an Approved Shipbroker in its possession or knowledge which, if disclosed, would adversely affect any such valuation.
(c)
To the best of each Security Provider’s knowledge, there has been no change to the factual information supplied in relation to any such valuation between the date such information was supplied and the date of that valuation which renders that information untrue or misleading in any material respect.

19.1.27	Centre of main interest and establishment For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), each:
(a)
Security Provider's (other than Guarantor B) centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction; and

(b)
Guarantor B’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and Greece and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.1.28
Overseas companies   No Security Provider has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment (as such term is defined in the Overseas Companies Regulations 2009 (SI 2009/1801) (the "Overseas Regulations")) to Companies House in England and Wales as required under the Overseas Regulations or, if it has done so, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken at Companies House.

19.1.29	No intercompany loans No Financial Indebtedness is owed by the Borrower to any member of the Group as at the date of this Agreement.
19.2
Repetition   Each Repeating Representation is deemed to be repeated by the Borrower and the Guarantors by reference to the facts and circumstances then existing on the date of the Drawdown Request, on the Drawdown Date, on the first day of each Interest Period.

20	Information Undertakings
The undertakings in this Clause 20 remain in force for the duration of the Facility Period.
20.1	Financial statements The Borrower and the Guarantors shall supply to the Lender:
20.1.1
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of Guarantor A’s respective financial years its annual audited consolidated (and unconsolidated, if available) financial statements for that financial year;

20.1.2
as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the first six months of each of Guarantor A’s respective financial years, its semi-annual unaudited consolidated (and unconsolidated, if available) financial statements for that financial half year; and

20.1.3
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Borrower’s and Guarantor B’s respective financial years its annual certified unconsolidated (and consolidated, if available) financial statements for that financial year.

20.2	Requirements as to financial statements
Each set of financial statements delivered by the Borrower and the Guarantors under Clause 20.1 (Financial statements):
20.2.1	shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up; and
20.2.2
in the case of consolidated audited financial statements of the Group, shall be accompanied by a statement by the directors of the Guarantors comparing actual performance for the period to which the financial statements relate to the actual performance for the corresponding period in the preceding financial year of the Group; and

shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender, a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.3	Information: miscellaneous The Borrower and the Guarantors shall supply to the Lender:
20.3.1
at the same time as they are dispatched, copies of all documents relating to any action, procedure or step referred to in Clause 22.1.6, Clause 22.1.7 or Clause 22.1.8 or any other scheme of arrangement proposed to be taken by or in respect of the Borrower or the Guarantors, dispatched by the Borrower or the Guarantors to its shareholders generally (or any class of them) or dispatched by the Borrower or any other Security Party to its creditors generally (or any class of them);

20.3.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party or any other member of the Group and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;
20.3.3
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body, arbitral tribunal or agency or any order or sanction of any governmental or other regulatory body which is made against any Security Party or any other member of the Group and which is reasonably likely to have a Material Adverse Effect;

20.3.4
promptly, such information and documents as the Lender may reasonably require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents (including without limitation cash flow analyses and details of the operating costs of the Vessel);

20.3.5
promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Security Party under this Agreement, any changes to management of the Group and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as the Lender may reasonably request; and

20.3.6	promptly upon the same being entered into, a copy of each Charter entered into from time to time throughout the Facility Period.
20.4	Notification of default
20.4.1	Each of the Borrower and the Guarantors shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
20.4.2
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.5	"Know your customer" checks If:
20.5.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
20.5.2
any change in the status of a Security Party (or of a Holding Company of a Security Party) or the composition of the shareholders of a Security Party (or of a Holding Company of a Security Party) after the date of this Agreement; or

20.5.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement, obliges the Lender (or, in the case of Clause 20.5.3, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in Clause 20.5.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 20.5.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21	General Undertakings
The undertakings in this Clause 21 remain in force for the duration of the Facility Period.
21.1	Authorisations The Borrower and the Guarantors shall promptly:
21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and
21.1.2	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(a)	enable any Security Party to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(c)	enable any Security Party to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
21.2	Compliance with laws
21.2.1
The Borrower and the Guarantors shall comply (and shall procure that each other Security Party, each other member of the Group and each Affiliate of any of them shall comply), in all respects with all laws to which it may be subject.

21.2.2
The Borrower shall comply (and shall procure that on best effort basis each other Security Party, each other member of the Group and each Affiliate of any of them shall comply) in all respects with all Sanctions.

21.3	Environmental compliance
The Borrower and the Guarantors shall:
21.3.1	comply with all Environmental Laws;
21.3.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
21.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

21.4	Environmental Claims
The Borrower and the Guarantors shall promptly upon becoming aware of the same, inform the Lender in writing of:
21.4.1	any Environmental Claim against any of the Security Parties or any other member of the Group which is current or pending; and
21.4.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Security Parties or any other member of the Group.
21.5	Anti-corruption law
21.5.1
The Borrower and the Guarantors shall not (and shall procure that no other Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010 of the United Kingdom, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.5.2	The Borrower and the Guarantors shall (and shall procure that each other Security Party and each other member of the Group shall):
(a)	conduct its businesses in compliance with applicable anti-corruption laws; and
(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.
21.6	Taxation
21.6.1
The Borrower and the Guarantors shall (and shall procure that each other Security Party and each other member of the Group shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;
(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
21.6.2	Neither the Borrower nor the Guarantors may (and no other Security Party may) change its residence for Tax purposes.
21.7
Evidence of good standing   The Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Security Parties of any of the Security Parties remain in good standing.

21.8
Pari passu ranking   The Borrower and the Guarantors shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.9	Negative pledge
In this Clause 21.9 "Quasi-Security" means an arrangement or transaction described in Clause 21.9.2.
Except as permitted under Clause 21.9.3:
21.9.1
The Borrower shall not create nor permit to subsist any Encumbrance over any of its assets and shall procure that no other Security Party will create or permit to subsist any Encumbrance over any property which is the subject of a Security Document.

21.9.2	The Borrower shall not subject to Clause 21.10 (Disposals):
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Security Party or any other member of the Group;
(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
21.9.3	Clauses 21.9.1, 21.9.2 and 21.9.3 do not apply to any Encumbrance or (as the case may be) Quasi-Security, which is a Permitted Encumbrance or a Permitted Transaction.
21.10	Disposals
21.10.1
Except as permitted under Clause 21.10.2, the Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.10.2	Clause 21.11.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Transaction.

21.11	Arm's length basis
21.11.1
Except as permitted under Clause 21.11.2, neither the Borrower nor the Guarantors shall (and the Borrower shall procure that no other Security Party or other member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

21.11.2	The following transactions shall not be a breach of this Clause 21.11:
(a)
fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender; and

(b)	any Permitted Transaction.
21.12	Merger Neither the Borrower nor any Guarantor shall enter into any amalgamation, demerger, merger, consolidation, continuation, or corporate reconstruction without the consent of the Lender.
21.13	Change of business Neither the Borrower nor any Guarantor shall not make any substantial change to the general nature of its business from that carried on at the date of this Agreement.
21.14	No other business The Borrower shall not engage in any business other than the ownership, operation, chartering and management of the Vessel.
21.15	No acquisitions The Borrower shall not acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.
21.16	No Joint Ventures The Borrower shall not:
21.16.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
21.16.2
transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

21.17	No borrowings No Borrower shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan) unless it is a Permitted Transaction.
21.18
No substantial liabilities   Except in the ordinary course of business or as permitted pursuant to the terms of Clause 21.17 (No borrowings), the Borrower shall not without the Lender's prior written consent (such consent not to be unreasonably withheld) incur any liability to any third party which is in the Lender's opinion of a substantial nature.

21.19	No loans or credit The Borrower shall not be a creditor in respect of any Financial Indebtedness unless it is a Permitted Transaction.

21.20	No guarantees or indemnities The Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person unless it is a Permitted Transaction.
21.21	No dividends The Borrower shall not at any time following a Default:
21.21.1
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its issued shares or share capital (or any class of its share capital);

21.21.2	repay or distribute any dividend or share premium reserve;
21.21.3	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower;
21.21.4	redeem, repurchase, defease, retire or repay any of its issued shares or share capital (as appropriate) or resolve to do so; or
21.21.5	issue any new shares in its authorised shares or share capital (as appropriate) or resolve to do so.
21.22	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee following the occurrence of an Event of Default.
21.23
No change in the Relevant Documents   Neither the Borrower nor any Guarantor shall (and the Borrower shall procure that no other Security Party will) amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

21.24
Trading compliance   The Borrower shall at all times manage its business and its Vessel and shall procure that at all times the Managers shall technically manage the Vessel in compliance with all relevant laws and regulations and shall notify the Lender promptly of any material breach thereof.

21.25	Classification Society The Borrower shall instruct the classification society in respect of the Vessel in writing to:
21.25.1
allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Vessel and the Borrower at the offices of the relevant classification society and to take copies of them and to have electronic access to class records either by way of direct access at a computer terminal in the offices of the relevant classification society or by the account manager of the classification society designating the Lender (or its agent) as a user or administrator of the system under its account; and

21.25.2
notify the Lender immediately in writing if (i) the relevant classification society receives notification from the Borrower or any person that the Vessel's classification society is to be changed, (ii) if the relevant classification society becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the under the rules or terms and conditions of the Borrower's or the Vessel's membership of the classification society or (iii) if the Vessel is to have a recommendation or condition issued and shall provide the Lender with the user name(s) and password(s) and any amended access codes required during the Facility Period to enable the Lender to access the classification records of the Vessel.
21.26
Subordination   The Borrower and the Guarantors shall ensure that all loans made to the Borrower, all claims of the Guarantors or any Affiliate of the Guarantors against the Borrower and all sums owed by the Borrower to any other member of the Group are specifically subordinated to the interests of the Lender under the Finance Documents on terms acceptable to the Lender and no principal or interest is to be paid by the Borrower in relation to such loans or other indebtedness during the Facility Period unless otherwise permitted by the Lender.

21.27	Charters / Sub-Charters
21.27.1
The Vessel shall be employed by method of time charter from time to time only. Subject to the foregoing provisions of this Clause, the Borrower shall not enter into a bareboat charter or a demise charter without the prior written approval of the Lender.

21.27.2	The Borrower shall provide the Lender with written notice of any and all time charters within five (5) Business Days of entering into the same.
21.27.3
The Borrower shall ensure that each Charter is assigned to the Lender subject to the terms of the General Assignment, with the notice of assignment of such Charter and the acknowledgement thereof to be issued and procured for such Charter in accordance with the terms of the General Assignment, provided that, in respect of a Charter which duration does not exceed eight (8) months (with or without optional extensions), the acknowledgement of the notice of assignment of such Charter may be provided to the Lender using its best endeavours only.

21.28	Valuations
21.28.1
The Borrower shall at its own cost, provide to the Lender a valuation report issued by an Approved Shipbroker to determine the Market Value of the Vessel annually from the Drawdown Date and at such other times upon the Lender’s reasonable request.

21.28.2
The Borrower shall, on the Lender's request, at any time after a Default has occurred and is continuing, at the Borrower's cost provide to the Lender a valuation report issued by an Approved Shipbroker to determine the Market Value of the Vessel.

21.29	Further assurance
21.29.1
The Borrower and the Guarantors shall (and shall procure that each other Security Party shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):
(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Lender or confer on the Secured Parties an Encumbrance over any property and assets of the Borrower (or that other Security Party) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.
21.29.2
The Borrower and the Guarantors shall (and shall procure that each other Security Party or other member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Lender or the Secured Parties by or pursuant to the Finance Documents.

21.30	Registration of the Vessel The Borrower shall throughout the Facility Period keep the Vessel registered in the name of the Borrower under the flag of Marshall Islands.
21.31
Special survey  The Borrower shall ensure that the Vessel shall be placed in drydock to carry out the special survey of the Vessel and a certificate of class for hull and machinery confirming that the Vessel is classed with such classification society as may be acceptable to the Lender free of any outstanding conditions and recommendations.

21.32	Sanctions
21.32.1	The Borrower shall not (and shall procure that no Security Party, no other member of the Group and no Affiliate will):
(a)	become a Prohibited Person; or
(b)	be owned or controlled by a Prohibited Person; or
(c)	act directly or indirectly on behalf of or for the benefit of a Prohibited Person; or
(d)	own or control a Prohibited Person.
21.32.2
The Borrower shall procure that no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

21.32.3	The Borrower shall (and shall procure that each other Security Party each other member of the Group and each Affiliate of any of them will) comply with all Sanctions.
22	Events of Default
22.1	Events of Default Each of the events or circumstances set out in this Clause 22.1 is an Event of Default.
22.1.1
Non-payment   A Security Party does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three (3) Business Days of its due date or such later date as the Lender may agree in writing.

22.1.2
Other specific obligations    A Security Party does not comply with any obligation in a Finance Document relating to the Insurances or Clause 21.27.1 (Charters/Sub-charters) or Clause 17.15 (VTL Coverage).

22.1.3	Other obligations
(a)	A Security Party does not comply with any provision of a Finance Document (other than those referred to in Clause 22.1.1 (Non-payment) and Clause 22.1.2 (Other specific obligations).
(b)
No Event of Default under this Clause 22.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

22.1.4
Misrepresentation   Any representation or statement made or deemed to be made by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

22.1.5	Cross default
(a)	Any Financial Indebtedness of a Security Party or any other member of the Group is not paid when due nor within any originally applicable grace period.
(b)
Any Financial Indebtedness of a Security Party or any other member of the Group is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of a Security Party or any other member of the Group is cancelled or suspended by a creditor of a Security Party as a result of an event of default (however described).

(d)
Any creditor of a Security Party or any other member of the Group becomes entitled to declare any Financial Indebtedness of a Security Party due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 22.1.5 (Cross default) in respect of any Guarantor if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$300,000 (or the equivalent in any other currency).

22.1.6	Insolvency
(a)
A Security Party or any other member of the Group is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).
(c)
A moratorium is declared in respect of any indebtedness of a Security Party or any other member of the Group.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy, striking-off, or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party or any other member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party or any other member of the Group;
(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of a Security Party or any other member of the Group or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party or any other member of the Group, or any analogous procedure or step is taken in any jurisdiction.

This Clause 22.1.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.
22.1.8
Creditors' process   Any expropriation, attachment, sequestration, distress or execution (or analogous process in any jurisdiction) affects any asset or assets of a Security Party and is not discharged within fourteen (14) days.

22.1.9	Unlawfulness and invalidity
(a)
It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Security Party under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

22.1.10	Cessation of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business except as a result of a Permitted Disposal or a Permitted Transaction.
22.1.11	Change in ownership or control of the Borrower
(a)	There is any change in the direct ownership or control of the Borrower from that advised to the Lender by the Borrower on or around the date of this Agreement.
(b)	Guarantor A ceases to directly own one hundred per cent. (100%) of the shares of the Borrower without the Lender's prior written consent.
22.1.12
Expropriation   The authority or ability of a Security Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Security Party or any of its assets.

22.1.13	Repudiation and rescission of agreements
(a)
A Security Party rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Encumbrances or evidences an intention to rescind or repudiate a Finance Document or any of the Encumbrances.

(b)	Any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part.
22.1.14
Conditions subsequent   Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender unless otherwise waived by the Lender in writing.

22.1.15
Revocation or modification of Authorisation   Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties or any other person (except the Lender) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

22.1.16
Loss of Vessel   The Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 22.1.16 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and
(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Lender in its discretion that any such refusal or dispute is likely to occur; and
(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Lender within thirty (30) days of the occurrence of the casualty giving rise to the Total Loss in question (save that, in relation to a Total Loss under part (c) of the definition of Total Loss, an Event of Default shall not occur if payment of all insurance proceeds in respect of that Total Loss is made in full to the Lender within thirty (30) days after that Total Loss has occurred) or (in each such case) such longer period as the Lender may in its discretion agree.

22.1.17
Challenge to registration   The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

22.1.18
War   The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

22.1.19
Litigation   Any litigation, arbitration or administrative investigations of, or before, any court, arbitral body, arbitral tribunal or agency are started or threatened, or any judgment or order of a court, arbitral body, arbitral tribunal, agency or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against a Security Party or any other member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

22.1.20	Material adverse change Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.
22.1.21	Sanctions
(a)
Any of the Security Parties becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)
Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Any of the Security Parties is not in compliance with all Sanctions.
22.1.22	Audit qualifications There exists any qualification to the auditors' report accompanying any financial statement provided to the Lender under Clause 20.1.1.
22.2	Acceleration On and at any time after the occurrence of an Event of Default the Lender may:
22.2.1	by notice to the Borrower:
(a)	cancel the availability of the Loan, at which time it shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or
22.2.2	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9          Changes to Parties
23	Changes to the Lender
23.1	Assignments and transfers by the Lender Subject to this Clause 23, the Lender may:
23.1.1	assign any of its rights; or
23.1.2	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
23.2	Conditions of assignment or transfer
23.2.1	If:
(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
23.3	Limitation of responsibility of Lender
23.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;
(b)	the financial condition of any Security Party;
(c)	the performance and observance by any Security Party or any other member of the Group of its obligations under the Relevant Documents or any other documents; or
(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document, and any representations or warranties implied by law are excluded.
23.3.2	Each New Lender confirms to the Lender that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and each other member of the Group and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any of the Relevant Documents; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Security Party and each other member of the Group and its related entities whilst any amount is or may be outstanding under the Finance Documents or any part of the Loan is undrawn and available.

23.3.3	Nothing in any Finance Document obliges the Lender to:
(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.
23.4
Security over Lender's rights   In addition to the other rights provided to the Lender under this Clause 23, the Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

23.4.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and
23.4.2
any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:
(a)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)
require any payments to be made by a Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

24	Changes to the Security Parties
24.1	No assignment or transfer by Security Parties No Security Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10          Application of Proceeds and the Lender's Business
25	Application of Proceeds
25.1
Order of application   Subject to Clause 25.2 (Prospective liabilities), all amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any Encumbrance created or expressed to be created under the Security Documents (for the purposes of this Clause 25, the "Recoveries") shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 25), in the following order:

25.1.1	in discharging any sums owing to the Lender or any Secured Party;
25.1.2
in payment of all costs and expenses incurred by Lender or any Secured Party in connection with any realisation or enforcement of any Encumbrance created or expressed to be created under the Security Documents taken in accordance with the terms of this Agreement; and

25.1.3	in payment to the Lender for application in accordance with Clause 27.2 (Partial payments).
25.2
Prospective liabilities   Following acceleration the Lender may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit (the interest being credited to the relevant account) for later application under Clause 25.1 (Order of application) in respect of:

25.2.1	any sum to the Lender or any Secured Party; and
25.2.2	any part of the Indebtedness,
that the Lender reasonably considers, in each case, might become due or owing at any time in the future.
25.3
Investment of proceeds   Prior to the application of the proceeds of the Recoveries in accordance with Clause 25.1 (Order of application) the Lender may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Lender's discretion in accordance with the provisions of this Clause 25.

25.4	Currency conversion
25.4.1
For the purpose of, or pending the discharge of, any part of the Indebtedness the Lender may convert any moneys received or recovered by the Lender from one currency to another, at a market rate of exchange.

25.4.2	The obligations of any Security Party to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

25.5	Permitted deductions The Lender shall be entitled, in its discretion:
25.5.1
to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

25.5.2
to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Lender under any of the Finance Documents or otherwise.

26	Conduct of Business by the Lender
No provision of this Agreement will:
26.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
26.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
26.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11          Administration
27	Payment Mechanics
27.1
Payments to the Lender   On each date on which a Security Party is required to make a payment under a Finance Document, that Security Party shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.
27.2	Partial payments
27.2.1
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents , the Lender shall apply that payment towards the obligations of that Security Party under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender, any Receiver or any Delegate under the Finance Documents;
(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
27.2.2	The Lender may vary the order set out in Clauses 27.2.1(b) to 27.2.1(d).
27.2.3	Clauses 27.2.1 and 27.2.2 will override any appropriation made by a Security Party.
27.3
No set-off by Security Parties   All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.4
Business Days   Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.5	Currency of account
27.5.1	Subject to Clauses 27.5.2 to 27.5.5, dollars is the currency of account and payment for any sum due from a Security Party under any Finance Document.

27.5.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
27.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
27.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
27.5.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
27.6
Control account   The Lender shall open and maintain on its books a control account in the names of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement.  The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 27.6 and those entries will, in the absence of manifest error, be conclusive and binding.

27.7	Change of currency
27.7.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

27.7.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.8
Disruption to payment systems etc.   If either the Lender determines in its discretion that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

27.8.1
the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Loan as the Lender may deem necessary in the circumstances;

27.8.2
the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 27.8.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

27.8.3
any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

27.8.4
the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.8.

28	Set-Off
28.1
Set-off   The Lender may set off any matured obligation due from a Security Party under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Security Party, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29	Notices
29.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
29.2
Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

29.2.1	in the case of the Borrower, that identified with its name below:
Bistro Maritime Co.

Address:	Athens-Lamia & Foinikos Street, 14564, Nea Kifissia, Athens, Greece

Fax no:	+30 211 888 0299

Attention:	Vicky Poziopoulou
29.2.2	in the case of the Lender, that identified with its name below:
Chailease International Financial Services Co., Ltd.
Address:	10F, No. 362 Rueiguang Road, Neihu, Taipei City, Taiwan (R.O.C.), 11492

Fax no:	+886 8752 6285
Attention:	Richard Liao
or any substitute address, fax number, or department or officer as the Party may notify to the other by not less than five Business Days' notice.
29.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:
29.3.1	if by way of fax, when received in legible form; or
29.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).
Any communication or document which becomes effective, in accordance with this Clause 29.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
29.4	Electronic communication
29.4.1
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
29.4.2
Any such electronic communication as specified in Clause 29.4.1 to be made between an Security Provider and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

29.4.3
Any such electronic communication made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

29.4.4
Any electronic communication which becomes effective, in accordance with Clause 29.4.3, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

29.4.5	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 29.4.
29.5	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:
29.5.1	in English; or
29.5.2
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30	Calculations and Certificates
30.1
Accounts   In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender pursuant to Clause 27.6 (Control account) are prima facie evidence of the matters to which they relate.

30.2
Certificates and determinations   Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3
Day count convention   Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31	Partial Invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
32	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender or any Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
33	Confidentiality
33.1	Disclosure of Confidential Information The Lender may disclose:
33.1.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 33.1.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

33.1.2	to any person:
(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by the Lender or by a person to whom Clause 33.1.2(a) or 33.1.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 33.1.2(a) or 33.1.2(b);
(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.4 (Security over Lender's rights);
(h)	who is a Party; or
(i)	with the consent of the Borrower;
in each case, such Confidential Information as the Lender shall consider appropriate; and
33.1.3
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties and/or the Group.

33.2	Disclosure to numbering service providers
33.2.1
The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;
(b)	country of domicile of Security Parties;
(c)	place of incorporation of Security Parties;
(d)	date of this Agreement;
(e)	Clause 35 (Governing law);
(f)	date of each amendment and restatement of this Agreement;
(g)	amount of the Loan;
(h)	currencies of the Loan;
(i)	type of Loan;
(j)	ranking of the Loan;
(k)	Termination Date;
(l)	changes to any of the information previously supplied pursuant to (a) to (l); and
(m)	such other information agreed between the Lender and that Security Party, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
33.2.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
33.2.3	The Borrower represents that none of the information set out in Clauses 33.2.1(a) to 33.2.1(m) is, nor will at any time be, unpublished price-sensitive information.
33.3
Entire agreement   This Clause 33 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.4
Inside information   The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

33.5	Notification of disclosure The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:
33.5.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 33.1.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

33.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 33.
33.6	Continuing obligations The obligations in this Clause 33 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:
33.6.1
the date on which all amounts payable by the Security Parties under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

33.6.2	the date on which the Lender otherwise ceases to be the Lender.
34	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12          Governing Law and Enforcement
35	Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
36	Enforcement
36.1	Arbitration
36.1.1
Subject to the Lender's option under Clause 36.2 herein, any dispute arising out of or relating to this Agreement or any provision herein or with respect thereto shall be resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the arbitration rules of the SIAC current at the time when the arbitration proceedings are commenced, which rules are deemed to be incorporated by reference in this Clause.

36.1.2	The seat of the arbitration shall be Singapore.
36.1.3	The Tribunal shall consist of 1 arbitrator.
36.1.4	The language of the arbitration shall be English.
36.2	The Lender's option
36.2.1
Notwithstanding the terms of Clause 36.1, for the exclusive benefit of the Lender, each of the Borrower and the Guarantors hereby agree that the Lender shall have the exclusive right, at the Lender's option, to commence any proceedings against the Borrower and/or the Guarantors (as the case may be) (or any of them) in any court of competent jurisdiction the Lender may choose, in which case that court shall have non-exclusive jurisdiction over any dispute arising out of or relating to an Event of Default or the Lender's acts following or rights/remedies arising out of or in relation to an Event of Default. Accordingly, any suit, action or proceedings arising out of or in connection with such a dispute may be brought in such court as the Lender may choose.  The commencement of any court proceedings by the Lender against the Borrower and/or the Guarantors (as the case may be) in one or more jurisdictions shall not preclude the commencement of any proceedings by the Lender in any other jurisdiction, whether concurrently or not.

36.2.2
The Borrower and the Guarantors irrevocably waive any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

36.2.3	The Borrower hereby irrevocably appoint Hill Dickinson Services (London) Limited of The Broadgate Tower, 20 Primrose Street, London EC2A 2EW,

England as its agent to accept service of all proceedings hereunder on its behalf.
This Agreement has been entered into as a deed on the date stated at the beginning of this Agreement.

Schedule 1
Part I
Conditions Precedent
1	Security Parties
(a)
Constitutional documents   Copies of the constitutional documents and statutory registers (including for the avoidance of doubt, the register of directors, register of members and register of charges (if any) (where relevant)) of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)
Certificates of good standing and incumbency   A certificate of good standing and certificate of incumbency in respect of each Security Party (if such a certificate can be obtained) dated no earlier than thirty (30) days prior to the date of this Agreement.

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:
(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and
(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.
(d)	Specimen signatures and copy passports A specimen of the signature and copy of the passport of each person authorised by the resolutions referred to in (c).
(e)
Shareholder resolutions   If required in connection with the legal opinions referred to in paragraph 4 below, a copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Security Party is a party.

(f)	Officer's certificates An original certificate of a duly authorised officer of each Security Party:
(i)	certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect;
(ii)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and

(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Security Party to be exceeded.
(g)
Evidence of registration   Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)
Powers of attorney   The original and, if required by the Lender, notarially attested and legalised power of attorney of each of the Relevant Security Parties under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by that Security Party.

2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of, in respect of the Vessel:
(iv)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
(v)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990 (if applicable);
(vi)	the Vessel's current SMC;
(vii)	the ISM Company's current Document of Compliance;
(viii)	the Vessel's current ISSC;
(ix)	the Vessel's current IAPPC; and
(x)	the Vessel's current Tonnage Certificate,
in each case together with all addenda, amendments or supplements.
(b)
Evidence of Borrower's title   Evidence that on the date of this Agreement that (i) the Vessel is registered under the laws and flag of Marshall Islands in the ownership of the Borrower and (ii) the Mortgage is recorded with the Public Registry of the Maritime Authority of Marshall Islands through the Marshall Islands Consulate in Singapore as a first preferred mortgage.

(c)	Evidence of insurance
(i)
Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(ii)	Evidence that any premium for any Mortgagees' Insurance and MAP insurance have been paid or will be paid on or before the Drawdown Date.
(d)
Classification    A Certificate of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with an approved classification society acceptable to the Lender free of recommendations affecting class.

(e)	Survey report A report by a surveyor instructed by the Lender to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Lender.
(f)	Valuation A valuation of the Vessel addressed to the Lender from a broker acceptable to the Lender certifying the Market Value for the Vessel, acceptable to the Lender.
(g)
Security Documents   The Mortgage, the Assignment, the Account Pledge Agreement and the Share Charge, together with all other documents required by any of them, including, without limitation, (i) all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients (other than any acknowledgement to the notice of assignment of Charter) and (ii) all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms, letters of resignation, letters of undertaking and letters of instruction.

(h)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Account, as the Lender may require.
(i)	Managers' Undertakings The Managers' Undertakings together with notices of any assignments contained in the same.
(j)	Other Relevant Documents Copies of each of the Relevant Documents (other than any Charter) not otherwise comprised in the documents listed in this Part I of Schedule 1.
3	Legal opinions
The following legal opinions, each addressed to the Lender, or confirmation satisfactory to the Lender that such opinions will be given a legal opinion of Stephenson Harwood LLP, Ehlermann Rindfleisch Gadow and Poles Tublin Stratakis & Gonzalez LLP, legal advisers to the Lender as to the laws of England, Germany, the Republic of Marshall Islands and the State of New York substantially in the form provided to the Lender prior to signing this Agreement.
4	Other documents and evidence
(a)	Process agent Evidence that any process agent under any Finance Document has accepted its appointment.
(b)	Drawdown Request A duly completed Drawdown Request.

(c)
Other Authorisations   A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(d)	Financial statements A copy of each of the Original Financial Statements.
(e)
Fees   The Fee Letter and evidence that the fees, costs and expenses then due from the Borrower under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Drawdown Date.

(f)
"Know your customer" documents   Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(g)	Lender’s Account Evidence that the Lender’s Account has or will have the Cash Collateral deposited and standing to the credit of it.

Part II
Conditions Subsequent
1
Evidence of Borrower's title   Certificate of ownership and encumbrance (or equivalent) issued by the Marshall Islands registry confirming that (a) the Vessel is fully registered under the laws and flag of Marshall Islands in the ownership of the Borrower, (b) the Mortgage has been recorded as a first preferred mortgage against the Vessel and (c) there are no further Encumbrances registered against the Vessel, to be provided on the Drawdown Date.

2	Acknowledgment of notices If not already received pursuant to Part I of Schedule 1, acknowledgments of all notices of assignment and/or charge given pursuant to the Security Documents.
3
Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender, within five (5) Business Days of the Drawdown Date.

4	Legal opinions Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.

Schedule 2
Drawdown Request
From:	Bistro Maritime Co.
To:	Chailease International Financial Services Co., Ltd.
Dated:
Dear Sirs
Bistro Maritime Co. – $4,500,000 Loan Agreement dated [             ] (the "Agreement")
1	We refer to the Agreement. This is a Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.
2	We wish to borrow the Loan on the following terms:
Proposed Drawdown Date:	[ ]
(or, if that is not a Business Day, the next Business Day)
Amount:	[ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.
4	The proceeds of the Loan should be applied towards reimbursement of the purchase price of the Vessel.
5	This Drawdown Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
Bistro Maritime Co.

Signatures
The Borrower
Signed and delivered	)
as a Deed	)
by Bistro Maritime Co.	)
acting byViktoria Poziopoula	)
)
its duly authorised Sole Director	)
)
in the presence of:	)
Witness signature:	/s/ Iason Michalopoulos
Name:	Iason Michalopoulos
Address:	Stephenson Harwood LLP Ariston Building 2 Filellinon Str. & Akti Miaouli Vat. No. 998711156 Tel. 210 42 95 160

The Guarantors

Signed and delivered	)
as a Deed	)
by Castor Maritime Inc.	)	/s/ Styliani Vitetzaki
acting by Styliani Vitetzaki	)	Director
)
)
in the presence of:	)	/s/ Iason Michalopoulos
	)	Witness
Name: Iason Michalopoulos
Address: Stephenson Harwood LLP Ariston Building 2 Filellinon Str. & Akti Miaouli Vat. No. 998711156 Tel. 210 42 95 160

Signed and delivered	)
as a Deed	)
by Pavimar S.A.	)	/s/ Styliani Vitetzaki
acting by Styliani Vitetzaki	)	Director
)
)
in the presence of:	)	/s/ Iason Michalopoulos
	)	Witness
Name: Iason Michalopoulos
Address: Stephenson Harwood LLP Ariston Building 2 Filellinon Str. & Akti Miaouli Vat. No. 998711156 Tel. 210 42 95 160

The Lender

Signed and delivered	)
as a Deed	)
by Chailease International Financial	)	/s/ Liu Mingchang
Services Co., Ltd.	)	Liu Mingchang
acting by	)
)
its duly authorised	)
)
in the presence of:	)

Witness signature:	/s/ Lee Yuchun
Name:	Lee Yuchun
Address:	No. 362 Rueiguang Road Neihu District Taipei City Taiwan (R.O.C.)